Exhibit 10.11

Execution Version

THIRD AMENDED AND RESTATED LEASE AGREEMENT

(STANTON TRANSMISSION LOOP ASSETS)

between

SDTS FERC, L.L.C.

and

SU FERC, L.L.C.

as of December 1, 2014

STANTON TRANSMISSION LOOP LEASE AGREEMENT

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STANTON TRANSMISSION LOOP LEASE AGREEMENT

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TABLE OF CONTENTS

Page

Appendix A	Definitions

EXHIBITS:

Exhibit A	Stanton Transmission Loop Assets Area
Exhibit B	Subordinated Debt Terms
Exhibit C	Insurance

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THIRD AMENDED AND RESTATED LEASE AGREEMENT

This THIRD AMENDED AND RESTATED LEASE AGREEMENT (this “Agreement”) is entered into on December 1, 2014 (the “Effective Date”), between SDTS FERC, L.L.C. (together with its transferees, successors and assigns, “Lessor”), and SU FERC, L.L.C. (together with its transferees, successors and assigns, “Lessee”), and in connection herewith, Lessor and Lessee agree, covenant and contract as set forth in this Agreement. Lessor and Lessee are sometimes referred to in this Agreement as a “Party” or collectively as the “Parties.”

Certain capitalized terms used in this Agreement have the meaning assigned to them in Appendix A attached hereto.

WITNESSETH:

WHEREAS, Lessor and Lessee were parties to a Lease Agreement, entered into as of July 13, 2010, as amended, restated and supplemented to date, pursuant to which Lessor leased assets known as the FERC Assets to Lessee (the “FERC Lease Agreement”);

WHEREAS, Lessee was subject to an Agreed Transfer Option issued by the PUCT pursuant to PUCT Docket No. 37990, which provided that the PUCT could order all the FERC Assets to be moved from the SPP to ERCOT by 2014, at which time the FERC Assets would no longer be subject to FERC jurisdiction;

WHEREAS, the PUCT has ordered the FERC Assets to be moved from SPP to ERCOT and all necessary regulatory approvals for the Agreed Transfer Option have been obtained;

WHEREAS, the FERC Assets have been moved to ERCOT and are subject to PUCT jurisdiction and are no longer subject to FERC jurisdiction;

WHEREAS, Section 2.4 of the FERC Lease Agreement provided that once the FERC Assets had been moved to ERCOT, the Parties could to terminate the FERC Lease Agreement and Lessor and Lessee could enter into a new lease for the FERC Assets;

WHEREAS, Lessor is an indirect subsidiary of InfraREIT Partners, LP, whose general partner (the “REIT”) intends to raise equity capital through an initial public offering (the “REIT IPO”), and, in connection with the REIT IPO, Lessor and Lessee desire to amend the terms of the FERC Lease Agreement in certain respects;

WHEREAS, consistent with Section 2.4 of the FERC Lease Agreement, Lessor and Lessee wish to enter into an amended and restated lease for the FERC Assets, now known as the “Stanton Transmission Loop Assets”; and

WHEREAS, instead of entering in to a new lease agreement related to the Stanton Transmission Loop Assets, the Parties have decided to amend and restate the FERC Lease;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby amend and restate the terms of the FERC Lease as follows:

STANTON TRANSMISSION LOOP LEASE AGREEMENT

ARTICLE I

LEASE

1.1. Lease of Stanton Transmission Loop Assets.

(a) Upon the terms and conditions set forth in this Agreement, Lessor hereby grants to Lessee the exclusive right to use and operate the integrated electrical transmission facilities that comprise Lessor’s 138kv transmission loop around the Stanton Service Territory and that are connected to the ERCOT electric grid owned by Lessor and located within the area depicted on Exhibit A, together with the exclusive right to occupy and use all of Lessor’s interest (whether by fee ownership, easement, lease, sublease, franchise or license) (other than to the extent expressly reserved to Lessor herein) in the premises upon which such facilities are situated (collectively, the “Stanton Transmission Loop Assets”). Subject to necessary regulatory approvals, this Agreement is intended by Lessor and Lessee to be a lease of the Stanton Transmission Loop Assets, as they exist as of the Effective Date.

(b) The Stanton Transmission Loop Assets shall consist of (x) the original assets leased by Lessor to Lessee as of the Effective Date, and (y) any components of the Stanton Transmission Loop Assets that are repaired or replaced pursuant to Section 6.1. The Stanton Transmission Loop Assets shall consist of each of the following components that are owned or leased by Lessor as of the Effective Date and that comprise part of Lessor’s 138kv transmission loop around the Stanton Service Territory (specifically excluding any such Lessor-owned assets that are not part of Lessor’s 138kv transmission loop):

(i) towers and poles affixed to the land, and all necessary and proper foundations, footings, crossarms and other appliances and fixtures for use in connection with said towers, poles and lines;

(ii) overhead, underground and underwater electrical transmission and communications lines, together with related ductwork and insulators;

(iii) distribution transformers mounted on towers or poles and/or anchored to concrete pads;

(iv) electric substation and switching facilities, including all associated transformers, circuit breakers, resistors, capacitors, buses, interconnection and switching facilities, control and protection equipment which monitors the Stanton Transmission Loop Assets, and the building housing the foregoing items;

(v) electric meters affixed to buildings or residences or otherwise required to operate the Stanton Transmission Loop Assets;

(vi) real estate assets, including real property, interests in real property or real property rights (as defined in Section 856(c)(5)(B) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and not otherwise included in Sections 1.1(b)(i) – 1.1(b)(v) above) owned or leased by Lessor; and

STANTON TRANSMISSION LOOP LEASE AGREEMENT

(vii) all other systems or property owned or leased by Lessor, as identified in the uniform system of accounts for major electric utilities, 18 C.F.R. Part 101, as adopted and amended from time to time by FERC (not otherwise included in Sections 1.1(b)(i) – 1.1(b)(vi) above).

1.2. Exclusive Rights. Throughout the Term of this Agreement, Lessee shall have the exclusive right (i) to operate and use the Stanton Transmission Loop Assets for the transmission of electricity in accordance with applicable rules and regulations of all regulatory agencies having regulatory jurisdiction over the Stanton Transmission Loop Assets, including without limitation, the PUCT, as well as applicable rules and regulations of ERCOT, TRE, NERC and other Regulatory Authorities, and (ii) to utilize the Stanton Transmission Loop Assets (and the associated easements, rights of way and similar rights) for other opportunities and uses (provided that such other uses do not interfere with the current or future transmission and delivery of electricity), subject to the approval of Lessor, such approval not to be unreasonably withheld, conditioned or delayed. Throughout the Term of this Agreement, Lessor shall have access to the Stanton Transmission Loop Assets at all reasonable times for purposes of inspection. Except in the case of emergency, prior to Lessor’s access of the Stanton Transmission Loop Assets, Lessor will provide written notification to Lessee’s operations personnel.

1.3. Absolute Net Lease. This Agreement is intended by the Parties to be an absolute net lease (and, except as otherwise specified herein, the expenses associated with the lease, servicing, insuring, maintenance, repair and operation of the Stanton Transmission Loop Assets shall be for the account of the Lessee, unless expressly stated that such expenses are for the account of Lessor or some other person or entity). Other than as expressly provided herein, (a) Lessee’s obligation to make all payments of Rent as and when the same shall become due and payable in accordance with the terms of this Agreement shall be absolute, irrevocable and unconditional and shall not be affected by any circumstance or subject to any abatement or diminution by set-off, deduction, counterclaim, recoupment, agreement, defense, suspension, deferment, interruption or otherwise, and (b) until such time as all Rent required to be paid has been paid, Lessee shall have no right to terminate this Agreement or to be released, relieved or discharged from its obligation to make, and shall not suspend or discontinue, any payment of Rent for any reason whatsoever.

1.4. Waiver by Lessee. Lessee hereby waives, to the extent permitted by Applicable Law, any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to modify, terminate, cancel, quit or surrender this Agreement except in accordance with the express terms hereof.

1.5. Quiet Enjoyment. Lessee shall be entitled to the peaceful and quiet enjoyment of the Stanton Transmission Loop Assets, subject to the terms of this Agreement, so long as Lessee is not in default of this Agreement beyond applicable notice and cure periods.

ARTICLE II

TERM OF LEASE

2.1. Term. Subject to the provisions of Section 2.2 of this Agreement, or as otherwise stated herein, this Agreement is effective on the Effective Date and shall continue through December 31, 2021, unless otherwise terminated in a manner consistent herewith (the “Initial Term”). Thereafter, this Agreement may be renewed for subsequent terms (each, a “Renewal

STANTON TRANSMISSION LOOP LEASE AGREEMENT

Term” and, collectively with the Initial Term, the “Term”) by mutual agreement of the Parties; provided, however, that the Rent for any Renewal Term shall be negotiated using the Comparable Rate of Return methodology set forth in Article III of the McAllen Lease. Notwithstanding the foregoing, the Parties agree that, in the event that both Parties desire to renew this Agreement upon the expiration of the Initial Term, it is their intention that this Agreement will be combined with, and the Stanton Transmission Loop Assets shall be covered by, the Stanton/Brady/Celeste Lease.

2.2. Approvals upon Expiration or Termination

(a) Notwithstanding any provisions to the contrary herein, Lessee shall not surrender, resign, transfer, assign or otherwise cease to be the operator of the Stanton Transmission Loop Assets at any time, including upon the termination of this Agreement or at the expiration of the Term, without first acquiring any necessary regulatory approvals from the PUCT or other Regulatory Authorities regarding such surrender, resignation, transfer, assignment or cessation of such operatorship; provided that, in the event of expiration or termination, the Parties shall use commercially reasonable efforts to obtain all necessary regulatory approvals of the transfer of such operatorship as soon as reasonably practicable.

(b) During such extended period of operatorship, Lessee shall continue to operate the Stanton Transmission Loop Assets and shall continue to pay all Extended Period Rent; provided, however, that if regulatory approval is not obtained within twelve (12) months of initiation of the approval process and such delay is (a) due to Lessor’s failure to reasonably pursue such approval, then the amounts payable as Rent will be eighty percent (80%) of such amount, or (b) due to Lessee’s failure to reasonably pursue such approval, then the amounts payable as Rent will be one hundred five percent (105%) of such amount.

(c) Upon the expiration of the Term or termination of this Agreement, Lessee shall use commercially reasonable efforts to obtain all necessary regulatory approvals as soon as reasonably practicable from the PUCT or other Regulatory Authorities to transfer or assign the CCNs for the Stanton Transmission Loop Assets to Lessor or a third party designated by Lessor and acceptable to the PUCT or other Regulatory Authorities.

2.3. Purchase Option upon Expiration or Termination. Upon the expiration of the Term or termination of this Agreement, Lessor shall have the option to purchase from Lessee any equipment or other property, tangible or intangible, owned by Lessee and principally used in connection with and necessary for the operation of the Stanton Transmission Loop Assets (including any Nonseverable Footprint Projects owned by Lessee, if any), subject to any required regulatory approvals. The purchase price for such property or equipment shall be the greater of (i) the net book value thereof plus 10% and (ii) the fair market value thereof as determined by mutual agreement of Lessor and Lessee. If the Parties fail to agree on the amount of the purchase price, the purchase price shall be determined by arbitration pursuant to Section 13.7. In the event Lessor purchases such equipment, Lessee shall have the right to continue to use such equipment for no cost during the period of any extended operations by Lessee under Section 2.2.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

ARTICLE III

RENT

3.1. Rent.

(a) Lessee will pay to Lessor in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, at Lessor’s address set forth in Section 13.8 hereof or at such other place or to such other Person, as Lessor from time to time may designate in a Notice, all Rent contemplated hereby during the Term on the basis hereinafter set forth. If there is a dispute as to the amount of Rent to be paid by Lessee, either Party may submit the dispute to arbitration pursuant to Section 13.7. However, Lessee shall be required to pay, as and when Rent is due and payable hereunder, the Undisputed Rent until such time as the dispute is resolved by agreement between the Parties or by arbitration pursuant to Section 13.7.

(b) Lessee shall pay to Lessor an amount of base rent equal to the amount set forth on the rent supplement executed and delivered by the Parties in connection herewith, which shall be payable monthly in arrears 45 days after the conclusion of the month (“Base Rent”). The Parties acknowledge that such rent supplement also provides for a one-time payment by Lessor to Lessee, calculated in the manner described therein, as a reimbursement for excess rent paid by Lessee for the period from May 1, 2014 through the Effective Date.

3.2. Additional Rent. In addition to Base Rent, Lessee also will pay and discharge as and when due and payable all other amounts, liabilities, obligations and impositions that Lessee assumes or agrees to pay under this Agreement, including without limitation, the expenses described in Section 1.3 and any reimbursement for such amounts and other damages to Lessor in the event that Lessor pays such expenses or performs such obligations on behalf of Lessee (collectively, “Additional Rent”).

3.3. No Set Off. Rent shall be paid to Lessor without set off, deduction or counterclaim; provided, however, that Lessee shall have the right to assert any claim or counterclaim in a separate action brought by Lessee under this Agreement or to assert any mandatory counterclaim in any action brought by Lessor under this Agreement.

3.4. Late Payment Penalty. If Lessee fails to make any payment of Rent to Lessor within five (5) days after it is due, interest shall accrue on the overdue amount, from the date overdue until the date paid, at the Overdue Rate.

ARTICLE IV

LESSEE’S REPRESENTATIONS, WARRANTIES AND COVENANTS

Lessee hereby represents, warrants and covenants to Lessor that:

4.1. Maintenance, Operation and Repair of the Stanton Transmission Loop Assets.

(a) Lessee, at its own cost and expense, shall maintain (including both scheduled and unscheduled maintenance), operate, repair and make all modifications (other than Footprint Projects) to the Stanton Transmission Loop Assets and any components thereof (whether owned by Lessor or Lessee), including directing all operations of and supplying all personnel necessary for the operation of the Stanton Transmission Loop Assets, in each case, as reasonable and prudent and consistent with Good Utility Practice and as required by Applicable Law. Lessee

STANTON TRANSMISSION LOOP LEASE AGREEMENT

shall carry out all obligations under this Agreement as reasonable and prudent and consistent with Good Utility Practice and in accordance with manufacturers’ warranty requirements (during any applicable warranty period) and the Lessee’s established operating procedures and maintenance, rebuild and repair programs so as to keep the Stanton Transmission Loop Assets in good working order, ordinary wear and tear excepted, and in such condition as shall comply in all material respects with all Applicable Laws. Lessee will operate the Stanton Transmission Loop Assets in a reliable and safe manner in compliance with all applicable requirements and regulations of Regulatory Authorities. Lessee will not operate the Stanton Transmission Loop Assets or any component thereof in any manner excluded from coverage by any insurance in effect as required by the terms hereof.

(b) If inspections of the Stanton Transmission Loop Assets by Lessor show that the Stanton Transmission Loop Assets do not meet industry standards or Good Utility Practice for maintenance and repair and/or fail to meet the requirements of any Applicable Law, Lessee shall promptly, but in any event within thirty (30) days after such initial notification, (i) develop a plan for Lessor’s review by which the Stanton Transmission Loop Assets can be modified to comply with the standards, and (ii) complete any and all such modifications consistent with all applicable reliability and safety standards established by regulations, orders or requirements of Regulatory Authorities.

4.2. Licenses and Permits. Lessee shall obtain and maintain any and all licenses, permits and other governmental and third-party consents and approvals required by Applicable Law in order to carry out its obligations under this Agreement.

4.3. Property Taxes and Other Assessments and Fees. Lessee shall bear and timely pay all ad valorem and property taxes, sales and use taxes, or other assessments, governmental charges or fees that shall or may during the Term be imposed on, or arise in connection with, the repair, maintenance or operation of the Stanton Transmission Loop Assets (including all Footprint Projects) (“Lessee Taxes”); provided that Lessee shall not be obligated to pay any net income taxes imposed upon Lessor (“Lessor Taxes”). Upon the written request by Lessor, Lessee shall provide Lessor with evidence of the payment of any such Lessee Taxes, the failure of which to be paid would cause the imposition of a Lien upon the Stanton Transmission Loop Assets or any component thereof or interest therein. Lessee shall assume full responsibility for preparing and furnishing to Lessor for execution all filings with any governmental authority of or in the state and/or locality in which the Stanton Transmission Loop Assets are located in respect of any and all taxes; except that, where required or permitted by Applicable Law, Lessee shall make such filings on behalf of Lessor in the name of Lessor or in Lessee’s own name. In each case in which Lessee furnishes a tax return or any other form to be executed by Lessor for filing with or delivery to any taxing authority, Lessee shall certify to Lessor that such document is in the proper form, is required to be filed under Applicable Law and does not impose any tax or other liability on Lessor or any of its affiliates which is not indemnified by Lessee. Lessee shall be permitted to contest, in its own name when permitted by law but otherwise on behalf of Lessor, in good faith and upon consultation with Lessor, any taxes it is obligated to pay hereunder.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

4.4. Requirements of Governmental Agencies and Regulatory Authorities. Lessee, at its expense, shall comply with all Applicable Laws, including without limitation all requirements of the Regulatory Authorities. Lessee shall have the right, in its reasonable discretion and at its cost and expense, to contest by appropriate legal proceedings, the validity or applicability to the Stanton Transmission Loop Assets of any Applicable Law made or issued by any federal, state, county, local or other governmental agency or entity. Any such contest or proceeding shall be controlled and directed by Lessee. Notwithstanding the foregoing, Lessee shall provide Lessor written notice of the commencement and, at reasonable intervals after commencement, the progress of any such legal proceedings.

4.5. Liens. Lessee shall keep the Stanton Transmission Loop Assets free and clear of all Liens other than Permitted Liens; provided, however, that if Lessee wishes to contest any such Lien (other than a Permitted Lien), Lessee shall, promptly, and in any event within thirty (30) days after it receives notice of the filing of such Lien, remove or bond over such Lien from the Stanton Transmission Loop Assets pursuant to Applicable Law. If Lessee fails to promptly remove or bond over any such Lien, Lessor may, after providing notice to Lessee, take reasonable action to satisfy, defend, settle or otherwise remove the Lien at Lessee’s expense.

4.6. Hazardous Materials

(a) Lessee shall operate and maintain the Stanton Transmission Loop Assets and conduct all of its other activities in respect thereof in compliance in all material respects with any Applicable Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Material. Lessee shall promptly notify Lessor of any such violation and, to the extent Lessee becomes aware of any environmental, health, safety or security matter that requires a corrective action, Lessee shall, in consultation with Lessor, undertake and complete such corrective action. Lessee shall have the obligation to report any such violations to the appropriate Regulatory Authorities in accordance with Applicable Law and, if practicable, shall give notice thereof to Lessor prior to making such report.

(b) Without limiting the generality of the foregoing, Lessee shall not (i) place or locate any underground tanks on the property underlying the Stanton Transmission Loop Assets, (ii) generate, manufacture, transport, produce, use, treat, store, release, dispose of or otherwise deposit Hazardous Materials in or on the Stanton Transmission Loop Assets, the property underlying the Stanton Transmission Loop Assets or any portion thereof other than as permitted by Applicable Laws that govern the same or are applicable thereto, (iii) permit any other substances, materials or conditions in, on or emanating from the Stanton Transmission Loop Assets, the property underlying the Stanton Transmission Loop Assets or any portion thereof which may support a claim or cause of action under any Applicable Law or (iv) undertake any action that would reasonably be expected to cause an unauthorized release of Hazardous Materials at the property underlying the Stanton Transmission Loop Assets.

(c) Lessee shall periodically, at intervals determined in its reasonable discretion in accordance with Good Utility Practice or as required by Applicable Law, at Lessee’s sole expense, conduct inspections of all components of the Stanton Transmission Loop Assets to ensure compliance with Applicable Laws and with this Section 4.6, and shall promptly notify Lessor of the results of any such inspections. Lessor may, at Lessor’s expense, conduct its own testing at times determined in its reasonable discretion, and after reasonable consultation with Lessee, to ensure Lessee’s compliance with Applicable Laws and with this Section 4.6, provided, however, that Lessor agrees to indemnify Lessee, in accordance with Section 12.2, from and against any and all Claims arising from such testing.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

4.7. Indebtedness. Lessee shall not incur Indebtedness other than: (i) Indebtedness in an aggregate principal amount of up to the greater of (A) $5,000,000 and (B) an amount equal to one percent (1%) of the sum of, without duplication, (x) the total amount of the Consolidated Net Plant of Lessee, plus (y) the total amount of the Consolidated Net Plant of any guarantor(s) of Lessee’s obligations under any Lease to which Lessee is a party as a lessee, plus (z) the total amount of Leased Consolidated Net Plant of Lessee, in each case on a senior secured basis, (ii) Indebtedness in an aggregate principal amount of up to the greater of (A) $10,000,000 and (B) an amount equal to one-and-a-half percent (1.5%) of the sum of, without duplication, (x) the total amount of the Consolidated Net Plant of Lessee, plus (y) the total amount of the Consolidated Net Plant of any guarantor(s) of Lessee’s obligations under any Lease to which Lessee is party as a lessee, plus (z) the total amount of Leased Consolidated Net Plant of Lessee, in each case on an unsecured subordinated basis on terms substantially similar to the terms set forth on Exhibit B and (iii) loans, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding, made by InfraREIT Partners, LP or a subsidiary thereof to Lessee from time to time for the purpose of financing capital expenditures. For purposes of clauses (i) and (ii) of the preceding sentence, any Consolidated Qualified Lessees of Lessee will be treated as Lessee. In addition to the foregoing, Lessee may incur Indebtedness in an aggregate principal amount of up to the product of (x) Sharyland’s aggregate Consolidated Net Plant multiplied by (y) the lesser of (A) the sum of Sharyland’s then-current PUCT-regulated debt-to-equity ratio (expressed as a percentage) and five percent (5%) or (B) sixty-five percent (65%); provided, however, that such Indebtedness must be Non-Recourse Debt to Lessee. For purposes of this Section 4.7, Sharyland’s Consolidated Net Plant will be derived from its most recently prepared consolidated balance sheet, prepared in accordance with GAAP but adjusted to reverse the effects of failed sale-leaseback accounting in a manner reasonably determined by Sharyland in good faith. Without limiting the amount of Indebtedness permitted by the foregoing, Lessee may also incur Indebtedness (x) in the form of a pledge of equity interests in a subsidiary of Lessee as security for Non-Recourse Debt of such subsidiary and (y) in amounts otherwise permitted under the Debt Agreements.

4.8. Records. Lessee shall maintain proper books of record and account in conformity with GAAP and all applicable Regulatory Authorities and each other governmental agency or authority having legal or regulatory jurisdiction over Lessee. Additionally, Lessee shall maintain or cause to be maintained all logs, drawings, manuals, specifications and data and inspection, modification and maintenance records and other materials required to be maintained in respect of the Stanton Transmission Loop Assets by Applicable Laws or by Good Utility Practice. Lessee shall allow Lessor and its representatives to have reasonable access to, for at least five (5) years after the expiration of each Lease Year, the records referred to in this Section 4.8.

4.9. Surrender. Upon expiration of the Term or earlier termination of this Agreement in accordance with its terms (but subject to Section 2.2 and the requirements of all Applicable Laws), and in a manner calculated to avoid any disruption of electrical service, Lessee shall vacate and surrender possession of all components of the Stanton Transmission Loop Assets (other than Severable Footprint Projects) to Lessor, or to such other person or entity as Lessor may direct. At the time of such surrender, the Stanton Transmission Loop Assets shall be free and clear of Liens and other rights of third parties (other than Permitted Liens), and shall be in the same condition as on the Effective Date, ordinary wear and tear excepted. Lessee shall deliver or cause to be delivered to Lessor, or to such other person or entity as Lessor may direct, copies of all title documents, logs, drawings, manuals, specifications and data and inspection,

STANTON TRANSMISSION LOOP LEASE AGREEMENT

modification and maintenance records, billing records, reports and other documents in respect of the Stanton Transmission Loop Assets which are necessary to determine the condition of the Stanton Transmission Loop Assets or for the continued maintenance, repair or general operation of the Stanton Transmission Loop Assets and are in Lessee’s possession at such time. In connection with the surrender of the Stanton Transmission Loop Assets, Lessor shall pay to Lessee the aggregate purchase price for any property and equipment purchased by Lessor in accordance with Section 2.3.

4.10. Cooperation; Transition Services.

(a) During the period after notice of termination and prior to the termination of the Agreement, with reasonable notice, Lessee will cooperate in all reasonable respects with the efforts of Lessor to sell or lease the Stanton Transmission Loop Assets (or any component thereof) or any interest therein, including, without limitation, permitting prospective purchasers or lessees to fully inspect the Stanton Transmission Loop Assets and any logs, drawings, manuals, specifications, data and maintenance records relating thereto; provided, that such cooperation shall not unreasonably interfere with the normal operation of the Stanton Transmission Loop Assets or cause Lessee to incur any additional expenses other than as specifically provided herein. All information obtained in connection with such inspection shall be subject to confidentiality requirements at least as restrictive as those contained in Section 13.3.

(b) Upon expiration of the Term or termination of this Agreement, Lessee shall continue to operate the Stanton Transmission Loop Assets pursuant to the terms of Section 2.2, if required thereunder. During such period Lessee shall perform all duties and retain all obligations under Article IV in all respects, as if the Term had not expired or this Agreement had not been terminated.

4.11. Lessee’s Authority. Lessee has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Lessee has taken all action necessary to execute and deliver this Agreement and to perform its obligations hereunder, and no other action or proceeding on the part of Lessee is necessary to authorize this Agreement. This Agreement constitutes the legally valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights generally and equitable principles.

4.12. Litigation. If Lessee becomes aware of any actions, claims or other legal or administrative proceedings that are pending, threatened or anticipated with respect to, or which could materially and adversely affect, the Stanton Transmission Loop Assets, Lessee shall promptly deliver notice thereof to Lessor.

4.13. Financing. Lessee acknowledges that Lessor has advised Lessee that the Stanton Transmission Loop Assets and this Agreement are security for the financings described below. In connection with such financings, SDTS made certain representations, warranties and covenants set forth in that certain (i) Amended and Restated Note Purchase Agreement entered into by SDTS and dated as of September 14, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “2009 Note Purchase Agreement”), a copy of which has been provided to and reviewed by Lessee, (ii) Amended and Restated Note Purchase Agreement

STANTON TRANSMISSION LOOP LEASE AGREEMENT

entered into by SDTS and dated as of July 13, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “2010 Note Purchase Agreement” and, together with the 2009 Note Purchase Agreement, the “Note Purchase Agreements”), a copy of which has been provided to and reviewed by Lessee and (iii) Second Amended and Restated Credit Agreement entered into by SDTS and dated as of June 28, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement” and, together with the Note Purchase Agreements, the “Debt Agreements”), a copy of which has been provided to and reviewed by Lessee.

Lessee hereby covenants and agrees with Lessor that, during the term of the 2009 Note Purchase Agreement, Lessee will comply with the covenants set forth in Sections 9.08 (Material Project Documents) (to the extent that Lessee is a party to any Material Project Documents, as defined in the 2009 Note Purchase Agreement), 10.04 (Terrorism Sanctions Regulations), 10.10 (Sale of Assets, Etc.), 10.11 (Sale or Discount of Receivables), 10.12 (Amendments to Organizational Documents), 10.16 (Project Documents) and 10.17 (Regulation) of the 2009 Note Purchase Agreement.

Lessee hereby covenants and agrees with Lessor that, during the term of the 2010 Note Purchase Agreement, Lessee will comply with the covenants set forth in Sections 9.8 (Material Project Documents) (to the extent that Lessee is a party to any Material Project Documents, as defined in the 2010 Note Purchase Agreement), 10.4 (Terrorism Sanctions Regulations), 10.10 (Sale of Assets, Etc.), 10.11 (Sale or Discount of Receivables), 10.12 (Amendments to Organizational Documents), 10.16 (Project Documents) and 10.17 (Regulation) of the 2010 Note Purchase Agreement.

Lessee hereby agrees with Lessor that, to the extent not otherwise covered by the terms of this Agreement, (i) Lessee hereby makes the same representations and warranties to Lessor as SDTS makes to the Lender (as defined in the Credit Agreement) in Sections 6.3 (Disclosure), 6.5 (Financial Condition; Financial Instruments), 6.6 (Compliance with Laws, Other Instruments, Etc.), 6.7 (Governmental Authorizations, Etc.), 6.8 (Litigation; Observance of Agreements, Statutes and Orders), 6.9 (Taxes), 6.10 (Title to Property; Leases), 6.11 (Insurance), 6.12 (Licenses, Permits, Etc.; Material Project Documentation), 6.16 (Foreign Assets and Control Regulations, Etc.), 6.17 (Status under Certain Statutes), 6.18 (Environmental Matters), 6.19 (Force Majeure Events; Employees) and 6.20 (Collateral) of the Credit Agreement (or equivalent provisions), to the extent that such representations and warranties relate to (x) Lessee, whether in its capacity as Lessee or otherwise, including, without limitation, Lessee’s status or operations as a public utility, or (y) Lessee’s ownership of the Stanton Transmission Loop Assets on or before the date hereof, and (ii) Lessee hereby covenants and agrees with Lessor that, during the term of the Credit Agreement, Lessee will comply with the covenants set forth in Sections 7.10 (Material Project Documents) (to the extent that Lessee is a party to any Material Project Documents, as defined in the Credit Agreement), 8.4 (Terrorism Sanctions Regulations), 8.10 (Sale of Assets, Etc.), 8.11 (Sale or Discount of Receivables), 8.12 (Amendments to Organizational Documents), 8.16 (Material Projects Documents) and 8.17 (Regulation) of the Credit Agreement (or equivalent provisions).

STANTON TRANSMISSION LOOP LEASE AGREEMENT

Lessee may not lease, or agree or otherwise commit to lease, any transmission or distribution facilities other than pursuant to a Lease. Further, Lessee shall not permit Persons other than Hunt Family Members to acquire any interest in the Lessee, directly or indirectly, in a manner that would result in a Change in Control of Lessee. The Parties agree to amend, alter or supplement this Section 4.13 from time to time to give effect to the obligations under SDTS’ then-current credit arrangements.

ARTICLE V

LESSOR’S REPRESENTATIONS, WARRANTIES AND COVENANTS

Lessor hereby represents, warrants and covenants as follow:

5.1. Lessor’s Authority. Lessor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Lessor has taken all action necessary to execute and deliver this Agreement and to perform its obligations hereunder, and no other action or proceeding on the part of Lessor is necessary to authorize this Agreement. This Agreement constitutes the legally valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights generally and equitable principles.

5.2. Liens. Lessor represents that Lessor has good and valid title to the Stanton Transmission Loop Assets, there are no unrecorded liens, encumbrances, leases, mortgages, deeds of trust (except as disclosed to Lessee in writing or as arise by operation of law), or other exceptions (collectively, “Liens”) arising as a result of any acts or omissions to act of Lessor by, through or under Lessor to Lessor’s right, title or interest in the Stanton Transmission Loop Assets other than any such of the foregoing that does not materially impair the Lessee’s use of the Stanton Transmission Loop Assets, and, to Lessor’s knowledge, there exist no rights or interests of any third party relating to the Stanton Transmission Loop Assets that are not contemplated herein. Except for Permitted Liens or as may be disclosed in the applicable real property records in the State of Texas, or as disclosed by Lessor in writing to Lessee, Lessor represents that there are no mortgages, deeds of trust, or similar liens or security interests encumbering all or any portion of the Stanton Transmission Loop Assets. Lessor shall fully cooperate and assist Lessee, at no out-of-pocket expense to Lessor, in obtaining a subordination and non-disturbance agreement from each party that holds a Lien that might reasonably be expected to interfere in any material respect with Lessee’s rights under this Agreement. Notwithstanding the foregoing and subject to receipt of any regulatory approvals, Lessor and its affiliates shall have the right to incur Permitted Liens encumbering the Stanton Transmission Loop Assets or any component thereof solely for the benefit of Lessor in connection with any existing or future financing or refinancing pursuant to which the Stanton Transmission Loop Assets (or any component thereof) is pledged as collateral and Lessee agrees to enter into such acknowledgments and agreements in respect thereof with the lenders, or a trustee or agent for the lenders as the Lessor may reasonably request.

5.3. Condition of Assets. Lessor has not taken any action or failed to take any action that would cause the Stanton Transmission Loop Assets not to be in good operating condition and repair, ordinary wear and tear excepted, or adequate for the uses to which it is being put.

5.4. Requirements of Governmental Agencies. Lessor shall assist and fully cooperate with Lessee, in complying with or obtaining any material land use permits and approvals, building permits, environmental impact reviews or any other approvals reasonably required for the maintenance or operation of the Stanton Transmission Loop Assets, including execution of applications for such approvals, and including participating in any appeals or regulatory proceedings respecting the Stanton Transmission Loop Assets at Lessee’s cost and expense, if requested by Lessee.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

5.5. Hazardous Materials. Lessor shall conduct its activities in respect of the Stanton Transmission Loop Assets in compliance in all material respects with applicable Environmental Laws.

5.6. Litigation. If Lessor becomes aware of any actions, claims or other legal or administrative proceedings that are pending, threatened or anticipated with respect to, or which could materially and adversely affect, the Stanton Transmission Loop Assets, Lessor shall promptly deliver notice thereof to Lessee.

5.7. Records. Lessor shall maintain proper books of record and accounts in conformity with GAAP and all applicable Regulatory Authorities and each other governmental agency or authority having legal or regulatory jurisdiction over Lessor. Additionally, Lessor shall maintain or cause to be maintained all logs, drawings, manuals, specifications and data and inspection, modification and maintenance records and other materials required to be maintained in respect of the Stanton Transmission Loop Assets by Applicable Laws or by Good Utility Practice. Lessor shall provide quarterly estimates and other information necessary to allow Lessee to comply with Applicable Laws and by Good Utility Practice.

5.8. Limitation. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE V, LESSOR (A) MAKES NO AND EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO THE STANTON TRANSMISSION LOOP ASSETS OR ANY PORTION THEREOF, (II) ANY ESTIMATES OF THE VALUE OF THE STANTON TRANSMISSION LOOP ASSETS OR FUTURE REVENUES THAT MIGHT BE GENERATED BY THE STANTON TRANSMISSION LOOP ASSETS, (III) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE STANTON TRANSMISSION LOOP ASSETS, (IV) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT OR (V) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO LESSEE OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (B) FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY PORTION OF THE STANTON TRANSMISSION LOOP ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT THE STANTON TRANSMISSION LOOP ASSETS ARE BEING LEASED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT LESSEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS LESSEE DEEMS APPROPRIATE.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

ARTICLE VI

LOSS AND DAMAGE; INSURANCE

6.1. Loss and Damage to the Stanton Transmission Loop Assets.

(a) In the event of any damage or loss to any component of the Stanton Transmission Loop Assets, Lessee shall promptly repair or replace such component to the standards required by Section 4.1 (regardless of whether such repair or replacement constitutes a Repair or a Footprint Project). The cost of any such repair or replacement shall be borne as described in Section 6.1(b)-(c) below.

(b) If such repair or replacement constitutes a Repair, the cost of repairing or replacing such damage or loss, whether actually covered in whole or in part by insurance, shall be the responsibility of Lessee. Lessee shall be entitled to retain any insurance proceeds in excess of the amount necessary to repair or replace any component of the Stanton Transmission Loop Assets. Any Repair will immediately become part of the Stanton Transmission Loop Assets owned by Lessor.

(c) If such repair or replacement constitutes a Footprint Project, then it will be treated as a Footprint Project under the Stanton/Brady/Celeste Lease (initially), or another lease to which Lessor and Lessee are a party, and addressed pursuant to the terms thereof.

(d) Lessee shall be solely responsible for all costs of repairing or replacing any damaged property and equipment that is not part of the Stanton Transmission Loop Assets and owned by Lessee, whether covered by Lessee’s insurance under Section 6.2 or otherwise. Nothing in this provision shall preclude Lessee from seeking recovery of such costs in a rate proceeding at the PUCT.

6.2. Insurance. Lessee will maintain, with financially sound and reputable insurers, insurance with respect to its business and properties and the Stanton Transmission Loop Assets against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, but in no event less than the insurance set forth in this Section 6.2 and Exhibit C.

(a) Lessee shall procure at its own expense and maintain in full force and effect at all times throughout the term of this insurance policies with insurance companies rated A-, 8 or higher by A.M. Best or acceptable to Lessor if not so rated, and authorized to do business in the State of Texas.

(b) Lessor may at any time amend the requirements and approved insurance companies described in this Section 6.2 or Exhibit C due to (i) new information not previously known by Lessor prior to the date of this Agreement or (ii) changed circumstances after the date of this Agreement, which in the reasonable judgment of Lessor either renders a required coverage to be materially inadequate or materially reduces the financial ability of the approved insurance companies to pay claims.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

(c) On the first Business Day of each year, and promptly at such other times as Lessor may reasonably request, Lessee shall furnish Lessor with approved certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits, and the policy term, and shall specifically list the special provisions enumerated for such insurance required by this Section 6.2. Upon request, Lessee will promptly furnish Lessor with copies of all insurance certificates, binders, and cover notes or other evidence of such insurance relating to the Stanton Transmission Loop Assets.

(d) Concurrently with the furnishing of the certification referred to in Section 6.2(c) and on an annual basis thereafter, Lessee shall furnish Lessor with a certificate, signed by an officer of Lessee, stating that all premiums then due have been paid and that the insurance then carried or to be renewed is in accordance with the terms of this Section 6.2 and Exhibit C.

(e) In the event Lessee fails to take out or maintain the full insurance coverage required by this Section 6.2 and Exhibit C, Lessor, upon thirty (30) days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to Lessee of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced thereof by Lessor shall become an additional obligation of Lessee to Lessor, and Lessee shall forthwith pay such amounts to Lessor.

(f) No provision of this Section 6.2 or Exhibit C or any other provision of this Agreement shall impose on Lessor any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by Lessee, nor shall Lessor be responsible for any representations or warranties made by or on behalf of Lessee to any insurance company or underwriter.

ARTICLE VII

REPORTING

7.1. Private Financing Arrangements. Lessee understands that Lessor, or an affiliate thereof, has raised equity and debt capital secured by the Stanton Transmission Loop Assets and this Agreement and that Lessor or its affiliates have reporting obligations in connection with such arrangements, including obligations to provide financial statements prepared in accordance with GAAP, to prepare an annual strategic plan and to update such annual strategic plan in the event of certain material deviations therefrom. Lessee understands that Lessor relies on Lessee in order to comply with such obligations. From time to time, Lessor or an affiliate thereof may enter into additional arrangements that impose similar obligations. Accordingly, Lessee agrees to provide Lessor in a timely manner audited year-end financial statements, quarterly unaudited financial statements for the first three quarters of each year (certified by a financial officer of Lessee), and such acknowledgements, certificates, permits, licenses, instruments, documents and other information as Lessor may reasonably request from time to time in connection with, or to enable Lessor and its affiliates to comply with any such debt or equity financing arrangements or with Applicable Law. The Parties will negotiate in good faith the time frames during which Lessee will provide such information, with the intention that Lessee provide such information in

STANTON TRANSMISSION LOOP LEASE AGREEMENT

a manner that is not unduly burdensome but that also allows Lessor sufficient time to comply with its reporting obligations. Lessee will also cooperate with Lessor to enable Lessor to satisfy its obligations in respect of annual strategic plans, including providing Lessor with requested information in advance of the due date of such annual strategic plan and keeping Lessor apprised of deviations in capital expenditures, construction activity or revenues of Lessee from amounts that were originally provided by Lessee in preparing such annual strategic plan. Lessee agrees to use reasonable efforts to advise Lessor if Lessee will be unable to meet the reporting requirements set forth herein in a timely manner and to reasonably cooperate with Lessor to remedy the effects of such non-compliance.

7.2. Public Company and Regulatory Information and Cooperation.

(a) Lessee agrees to provide audited full-year and unaudited (but SAS 100 reviewed) interim financial statements and the consent of Lessee’s auditors to the inclusion of their opinion regarding such financial statements in filings with the Securities and Exchange Commission made by Lessor or an affiliate of Lessor. Lessor may also request that Lessee provide evidence of a SAS 100 review from Lessee’s auditors with respect to any unaudited interim financial statements included in any such filing. Lessor shall have the right to share any such financial statements with its lenders under the Debt Agreements. Lessee covenants that (i) such financial statements will fairly present in all material respects the financial condition, results of operations and cash flows of Lessee as of, and for, the periods presented, and (ii) Lessee will endeavor to cause such financial statements to comply with any applicable laws, rules or regulations that Lessee and Lessor conclude in good faith are applicable to such financial statements by virtue of their inclusion in the securities law filings of Lessor or an affiliate thereof.

(b) Lessee agrees that, in connection with any underwritten offering of the securities of Lessor or any affiliate thereof, Lessee will use commercially reasonable efforts to cause its auditors to provide a comfort letter (or its equivalent) to such underwriters, if requested by Lessor.

(c) Lessee agrees to cooperate with Lessor when Lessor or an affiliate provides estimates to analysts and or investors regarding Lessor’s expectations of its future operating results (including capital expenditures) and to cooperate with Lessor with respect to analysts and investors to the extent such expectations change in any material respect.

(d) Lessee and Lessor agree to reasonably cooperate to ensure that, to the extent they require information from the other party in order to prepare their financial statements, to obtain audits of those financial statements and, if required, of their internal control over financial reporting, to respond to comments of the Securities and Exchange Commission on such financial statements or statements related to internal control over financial reporting or disclosure controls and procedures, or to ensure the efficacy of their internal controls or disclosure controls and procedures, they will reasonably cooperate in order to ensure that each Party is able to meet its obligations in respect thereof. Lessee agrees to promptly notify Lessor of or provide to Lessor, as applicable, (i) any material communication, written or otherwise, submitted to the Lessee by its auditors, including, but not limited to an audit response letter, accountant’s management letter or other written report submitted to Lessee by its accountants or any governmental agency in connection with an annual or interim audit of Lessee’s books, (ii) any material correspondence with, reports of or reports to any Regulatory Authority with respect to the Stanton Transmission Loop Assets and (iii) any notices of violations of Applicable Law with respect to the Stanton Transmission Loop Assets, in each case taking into account the REIT’s reporting obligations as a public company.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

(e) Lessor agrees to inform Lessee of the time periods in which each of the items identified in this Section 7.2 will be required, which may change. Lessee agrees to use reasonable efforts to advise Lessor if Lessee will be unable to meet the reporting requirements set forth herein in a timely manner and to reasonably cooperate with Lessor to remedy the effects of such non-compliance.

(f) If Lessor identifies additional matters with respect to which Lessee input, assistance or information is required in order for Lessor and its affiliates to comply with any applicable securities laws, the rules or regulations of any exchange on which the securities of such affiliate are traded or any similar laws, rules or regulations, the Parties agree to cooperate and negotiate in good faith in order to determine the manner in which Lessee can provide such input, assistance or information in a manner that positions Lessor and its affiliates to comply in a timely manner with such laws, rules or regulations, as efficiently as is feasible so as to minimize the burden that the provision of such input, assistance or information imposes on Lessee.

7.3. Mutual Obligations. Each Party shall as promptly as reasonably practicable furnish or cause to be furnished to the other Party, upon request from such Party, such information as may be required to enable such Party to file any reports required to be filed with any governmental or Regulatory Authority due to such Party’s ownership interest in or operation and control of the Stanton Transmission Loop Assets, as applicable.

ARTICLE VIII

ASSIGNMENT

This Agreement shall not be assignable by either Party, nor shall the Stanton Transmission Loop Assets or any part thereof be subleased by Lessee, except with the prior written consent of the other Party and the prior approval of any Regulatory Authority whose approval is required for the effectiveness of such assignment or sublease. For purposes of this Article VIII, an “assignment” by Lessee shall mean and include, in addition to any direct transfer by Lessee to a third party of all or any part of Lessee’s rights, estate or interests under this Agreement, any direct or indirect, voluntary or involuntary transfer of or encumbrance on all or any part of Lessee’s rights, estate or interests under this Agreement (i) by operation of law and/or (ii) by direct or collateral transfer of all or any part of the legal or beneficial ownership interest in Lessee by merger, consolidation or otherwise, provided, in the case of clause (ii), any such transaction or transactions will only constitute an assignment hereunder to the extent they result in a Change of Control. Notwithstanding the foregoing, Lessor shall have the right, without Lessee’s consent but subject to obtaining regulatory approval as described in the foregoing sentence, (a) to assign, pledge or grant a security interest in any or all of its interest in this Agreement to a lender or lenders, or a trustee acting on behalf of such lenders, in connection with a financing or refinancing in which such interest is pledged as collateral, and Lessee agrees to enter into such acknowledgments and agreements in respect thereof as the Lessor may reasonably request and (b) to assign its interest in this Agreement to a successor owner of the Stanton Transmission Loop Assets.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

ARTICLE IX

DEFAULT

9.1. Lessee Default. Subject to Section 9.3, Lessee shall be in default in the event of any of the following:

(a) Except as provided in Section 9.1(g), Lessee’s failure to make any payment of Rent when due;

(b) Lessee (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes company action for the purpose of any of the foregoing;

(c) A court or a Regulatory Authority or other governmental agency of competent jurisdiction enters an order appointing, without consent by Lessee, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Lessee or any such petition shall be filed against Lessee and such petition shall not be dismissed within 90 days;

(d) Any representation or warranty made by Lessee herein shall prove to have been inaccurate in any material respect at the time made;

(e) A final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against Lessee and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay;

(f) Lessee shall have breached or failed to comply in any material respect with any other covenant or agreement contained herein; or

(g) Notwithstanding Section 9.1(a), Lessee’s failure to pay Rent when due shall not constitute a default if (i) such failure is due to unforeseeable circumstances arising from a physical event beyond the control of the Lessee, including the incurrence of costs and expenditures as a result of such an event that are materially in excess of budgeted costs and expenditures or an unforeseen material decline in electricity usage as a result of such an event and (ii) such failure is cured within ninety (90) days after the date such rent was due through Lessee’s payment of the entire amount of such unpaid Rent, plus interest thereon at a rate equal to six percent (6%) per annum or the maximum rate allowed by law, whichever is lesser, from the date such Rent was originally due until the date of payment.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

9.2. Lessor Default. Subject to Section 9.3, Lessor shall be in default in the event any representation or warranty made by Lessor herein shall prove to have been inaccurate in any material respect at the time made, or in the event Lessor breaches or fails to comply in any material respect with any covenant or agreement contained herein.

9.3. Right to Cure. If a Party (the “Defaulting Party”) defaults pursuant to an Event of Default, such Defaulting Party shall not be in default of the terms of this Agreement if (other than in the event of a default described in Sections 9.1(a), 9.1(b) and/or 9.1(c) above), (a) in the case of a Monetary Default, the Defaulting Party pays the past due amount within thirty (30) days of receiving a Notice of Default from the other Party (the “Non-Defaulting Party”), and (b) in the case of a Non-Monetary Default, the Event of Default is cured within forty-five (45) days of receiving the Notice of Default; provided, that if the nature of the Non-Monetary Default requires, in the exercise of commercially reasonable diligence, more than forty-five (45) days to cure then the Defaulting Party shall not be in default as long as it commences performance of the cure within forty-five (45) days and thereafter completes such cure with commercially reasonable diligence.

9.4. Remedies.

(a) Should an Event of Default remain uncured by the Defaulting Party, the Non-Defaulting Party shall have and shall be entitled to exercise the remedies provided in this Section 9.4 and any and all other remedies available to it at law or in equity, all of which remedies shall be cumulative; provided, that the exercise of any remedies hereunder shall be subject to the PUCT and other required regulatory approvals to the extent applicable.

(b) In no way limiting the provisions of Section 9.4(a), in the case of an Event of Default of Lessee, Lessor shall have the right to (i) terminate the Agreement upon notice to Lessee, and recover from Lessee all damages to which Lessor is entitled under Applicable Laws, (ii) terminate Lessee’s right to use and operate the Stanton Transmission Loop Assets while keeping this Agreement in effect, and recover from Lessee all damages to which Lessor is entitled under Applicable Laws, and (iii) take reasonable action to cure Lessee’s default at Lessee’s expense; provided, that in the event of a violation of Applicable Laws by Lessee, an emergency or government or regulatory action in respect of which Lessor, in its reasonable discretion, determines immediate action is necessary, Lessor shall have the right to step in and take such action on behalf of Lessee at Lessee’s cost and expense immediately upon giving notice to Lessee, notwithstanding any applicable cure period.

(c) Any amounts recovered by Lessor from Lessee in the event of a default shall, to the maximum extent permissible under Applicable Laws, be deemed to be in respect of past or future Rent owing under this Agreement.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

ARTICLE X

CAPITAL EXPENDITURES

Lessor shall not have any obligation to make Capital Expenditures for Footprint Projects to the Stanton Transmission Loop Assets under this Agreement. Capital Expenditures for Footprint Projects to the Stanton Transmission Loop Assets shall be covered by the Stanton/Brady/Celeste Lease (initially), or another lease to which Lessor and Lessee are party.

ARTICLE XI

REGULATORY COOPERATION

11.1. Jurisdiction. The Parties recognize that (i) the Stanton Transmission Loop Assets and the operation thereof are subject to the jurisdiction of the PUCT and to certain reliability and safety requirements of ERCOT, TRE and NERC, and (ii) Lessee holds a CCN for operation of the Stanton Transmission Loop Assets. The Parties agree that, as the lessee hereunder, as operator of the Stanton Transmission Loop Assets and as the holder of the CCN, Lessee shall be responsible for compliance with all regulatory requirements related to the Stanton Transmission Loop Assets, including but not limited to, taking all actions reasonably necessary or advisable to comply with such requirements; preparing and filing all necessary notices, reports, applications, and other materials with the PUCT, ERCOT, TRE and NERC; and initiating, prosecuting, defending or participating in any administrative or judicial proceeding reasonably necessary or advisable to operate the Stanton Transmission Loop Assets in an economical and efficient manner. Lessee shall consult with Lessor prior to initiating any rate proceeding with the PUCT to change the rates Lessee can lawfully charge, provided that, with or without Lessor consent, Lessee shall be authorized to initiate any such rate proceeding. Upon Lessor’s request, Lessee shall file a rate proceeding before the PUCT; provided that, Lessor shall be responsible for reimbursing Lessee for all costs associated with prosecution of such proceeding to the extent that such costs are not recoverable in Lessee’s PUCT-approved rates.

11.2. Cooperation. The Parties agree that during the term of this Agreement they will cooperate to assure compliance with all applicable regulations, orders or lawful requests of any governmental or Regulatory Authorities that relate to the Stanton Transmission Loop Assets and Lessee’s obligations as the holder of the CCN and will provide such information to such governmental and Regulatory Authorities as the other Party or such governmental or Regulatory Authorities may reasonably request in connection therewith. Lessor further agrees to use its best efforts to cooperate and promptly respond to any lawful requests from Lessee relating to Lessee’s efforts to comply with all regulatory requirements or to participate in any necessary or advisable legal proceedings, whether judicial or administrative. Each Party shall bear its own costs in complying with this paragraph.

ARTICLE XII

INDEMNITY

12.1. General Indemnity. EACH PARTY (THE “INDEMNIFYING PARTY”) SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY AND THE OTHER PARTY’S RELATED PERSONS (EACH, AN “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL CLAIMS, LITIGATION, ACTIONS, PROCEEDINGS, LOSSES, DAMAGES, LIABILITIES, OBLIGATIONS, COSTS AND EXPENSES, INCLUDING

STANTON TRANSMISSION LOOP LEASE AGREEMENT

ATTORNEYS’, INVESTIGATORS’ AND CONSULTING FEES, COURT COSTS AND LITIGATION EXPENSES (COLLECTIVELY, “CLAIMS”) SUFFERED OR INCURRED BY SUCH INDEMNIFIED PARTY, EVEN IF SUCH LIABILITIES ARE CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, ARISING FROM THE ACTS OR OMISSIONS TO ACT OF THE INDEMNIFYING PARTY (A) ARISING IN THE CASE OF THE LESSEE AS THE INDEMNIFYING PARTY, FROM THE OPERATION OF THE STANTON TRANSMISSION LOOP ASSETS, (B) FOR PHYSICAL DAMAGE TO THE STANTON TRANSMISSION LOOP ASSETS, TO THE EXTENT CAUSED BY THE INDEMNIFYING PARTY OR ANY RELATED PERSON THEREOF, (C) FOR PHYSICAL INJURIES OR DEATH (INCLUDING BY REASON OF OPERATING THE STANTON TRANSMISSION LOOP ASSETS) TO OR OF THE INDEMNIFIED PARTY OR THE PUBLIC, TO THE EXTENT CAUSED BY THE INDEMNIFYING PARTY OR ANY RELATED PERSON THEREOF, (D) ANY BREACH OF ANY COVENANT OR ANY FAILURE TO BE TRUE OF ANY REPRESENTATION OR WARRANTY, MADE BY THE INDEMNIFYING PARTY UNDER THIS AGREEMENT OR (E) THE NEGLIGENCE, RECKLESSNESS OR INTENTIONAL MISCONDUCT OF THE INDEMNIFYING PARTY OR ANY RELATED PERSON THEREOF; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL THE INDEMNIFYING PARTY BE RESPONSIBLE FOR DEFENDING, INDEMNIFYING OR HOLDING HARMLESS ANY INDEMNIFIED PARTY TO THE EXTENT OF ANY CLAIM CAUSED BY, ARISING FROM OR CONTRIBUTED TO BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. AS USED HEREIN, THE TERM “RELATED PERSON” SHALL MEAN ANY AFFILIATES, CONTRACTORS, LESSEES, AND SUBLESSEES, AND EACH OF THEIR RESPECTIVE, PRINCIPALS, OFFICERS, EMPLOYEES, SERVANTS, AGENTS, REPRESENTATIVES, SUBCONTRACTORS, LICENSEES, INVITEES, GUESTS, SUCCESSORS AND/OR ASSIGNS OF A PARTY; PROVIDED, THAT IN NO EVENT SHALL A PARTY BE DEEMED A RELATED PERSON WITH RESPECT TO THE OTHER PARTY.

12.2. Environmental Indemnity.

(a) To the fullest extent permitted by law, Lessee shall defend, indemnify and hold harmless Lessor and Lessor’s Related Persons from Claims (including, without limitation, any costs and expenses of clean up or other mitigation) suffered or incurred by such persons resulting from any of the following occurring from and after the date on which Lessee assumed operational control over the Stanton Transmission Loop Assets: (i) the presence or release of Hazardous Materials in, under or about the Stanton Transmission Loop Assets which are or were brought or permitted to be brought onto the Stanton Transmission Loop Assets by the Lessee or Lessee’s Related Persons, (ii) creation of any hazardous or potentially hazardous environmental conditions or exacerbation of a pre-existing environmental condition, (iii) the violation of any Environmental Law by Lessee or Lessee’s Related Persons or (iv) any other failure to comply with Section 4.6 by Lessee or Lessee’s Related Persons.

(b) To the fullest extent permitted by law, Lessor shall defend, indemnify and hold harmless Lessee and Lessee’s Related Persons from Claims (including, without limitation, any costs and expenses of clean up or other mitigation) suffered or incurred by such persons resulting from (i) the presence or release of any Hazardous Material or hazardous or potentially hazardous

STANTON TRANSMISSION LOOP LEASE AGREEMENT

condition in, under or about the Stanton Transmission Loop Assets that was present in, under or about the Stanton Transmission Loop Assets as of the date Lessee assumed operational control over the Stanton Transmission Loop Assets (except to the extent such existing Hazardous Material or condition is exacerbated by Lessee or Lessee’s Related Persons), (ii) the presence or release of Hazardous Materials in, under or about the Stanton Transmission Loop Assets which are or were brought or permitted to be brought onto the Stanton Transmission Loop Assets by Lessor or Lessor’s Related Persons during construction of any improvement or addition to the Stanton Transmission Loop Assets, (iii) the violation of any Applicable Law by Lessor or Lessor’s Related Persons, or (iv) testing conducted under Section 4.6 by Lessor or Lessor’s Related Persons.

ARTICLE XIII

MISCELLANEOUS

13.1. Limitation of Damages. NEITHER PARTY SHALL BE LIABLE FOR ANY LOST OR PROSPECTIVE PROFITS, AND IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY OTHER SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES (IN TORT, CONTRACT OR OTHERWISE) UNDER OR IN RESPECT OF THIS AGREEMENT OR FOR ANY FAILURE OF PERFORMANCE RELATED HERETO, HOWSOEVER CAUSED.

13.2. Condemnation. In the case of a condemnation or taking, this Agreement shall continue in effect; provided, that this Agreement shall terminate if 75% or more of the Stanton Transmission Loop Assets are subject to the condemnation or taking. Lessor shall be entitled to all sums received by reason of any such taking or condemnation, except for that portion of such award, if any, which is expressly awarded for the Lessee’s leasehold interest under this Agreement or which is awarded for any property owned by Lessee (including any Footprint Projects funded by Lessee).

13.3. Confidentiality. To the full extent allowed by Applicable Law, each Party (the “Receiving Party”) shall maintain, for the benefit of the other Party (the “Disclosing Party”), in the strictest confidence all information pertaining to the financial terms of or payments under this Agreement, the Disclosing Party’s methods of operation, methods of the system, and the like, whether disclosed by the Disclosing Party or discovered by the Receiving Party, unless such information either (i) is in the public domain by reason of prior publication through no act or omission of the Receiving Party or its employees or agents, (ii) was already known to the Receiving Party at the time of disclosure and which the Receiving Party is free to use or disclose without breach of any obligation to any person or entity or (iii) is required to be disclosed by the PUCT or other Regulatory Authorities, or must be disclosed in accordance with applicable securities laws or the rules of any applicable securities exchange on which the securities of the Receiving Party (or an affiliate thereof) are traded. To the full extent permitted by law, neither Party shall use such information for its own benefit, publish or otherwise disclose it to others, or permit its use by others for their benefit or to the detriment of the other Party. Notwithstanding the foregoing, the Receiving Party may disclose such information to any auditor or to the Receiving Party’s equity investors, lenders, attorneys, accountants and other personal advisors; any prospective purchaser of the Stanton Transmission Loop Assets; or pursuant to lawful process, subpoena or court order; provided the Receiving Party, in making such disclosure, advises the Party receiving the information of the confidentiality of the information and obtains the agreement of said Party not to disclose the information.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

13.4. Successors and Assigns. The Agreement shall inure to the benefit of and be binding upon Lessor and Lessee and, to the extent provided in any assignment or other transfer under Article VIII hereof, any assignee, and their respective heirs, transferees, successors and assigns, and all persons claiming under them. References to Lessee in this Agreement shall be deemed to include assignees that hold a direct ownership interest in this Agreement and actually are exercising rights under this Agreement to the extent consistent with such interest.

13.5. Rent Obligations Not Excused by Force Majeure, Etc.. Lessee shall not be excused from its obligation to pay Rent during any Force Majeure Event or a condemnation or casualty of all or any part of the Stanton Transmission Loop Assets.

13.6. Further Assurances; Policies and Procedures.

(a) Each Party will, from time to time, execute, cause to be acknowledged and deliver such documents or instruments, and provide such certificates, as the other Party may reasonably request to carry out and fulfill the transactions, and permit the exercise and performance of the rights and obligations, as are contemplated hereunder. Each Party will cooperate with the other Party to effectuate fully the purposes and intent of this Agreement. In no way limiting the foregoing, the Parties shall cooperate to obtain any necessary regulatory approvals, including, without limitation, providing timely responses to discovery requests, participating in regulatory proceedings to the extent necessary and generally providing assistance as required.

(b) From time to time, the Parties shall agree to policies and procedures regarding matters arising under this Agreement including, without limitation, each Party’s reporting obligations and such additional matters as the Parties may identify (the “Policies and Procedures”). The Parties agree to cooperate and negotiate in good faith the Policies and Procedures, and any amendment or revision thereto that may be reasonably requested by either Party, and to memorialize the same in a writing executed by a representative of each Party. In the event the Parties cannot agree on the terms of such Policies and Procedures after 60 days of negotiating in good faith, then either the Lessee or the Lessor may submit such matters to arbitration pursuant to Section 13.7 of this Agreement, pursuant to which the Arbitration Panel shall be empowered to determine Policies and Procedures that take into account the REIT’s reporting obligations as a public company and Lessee’s obligations as a regulated utility.

13.7. Arbitration. Except for a dispute regarding the payment of Undisputed Rent, any dispute under this Agreement shall, if not resolved by the Parties within ninety (90) days after notice of such dispute is served by one Party to the other (or, if different, the period provided for resolution by the Parties in the provision of this Agreement under which such dispute is brought), be submitted to an “Arbitration Panel” comprised of three (3) members. No more than one (1) panel member may be with the same firm, and no panel member may have an economic interest in the outcome of the arbitration. In addition to the foregoing, the failure by the Lessee and the Lessor to reach an agreement or make a mutual determination or characterization required by Section 2.2(b) (with respect to the determination of Extended Period Rent) or 13.6(b) (with respect to the determination of the Policies and Procedures) after 60 days of negotiating in good faith, shall be deemed to be a “dispute” for purposes of this Section 13.7, to be resolved in accordance with this Section.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

(a) The Arbitration Panel shall be selected as follows: Within five (5) Business Days after the expiration of the period referenced above, Lessee shall select its panel member meeting the criteria of the above paragraph (the “Lessee Panel Member”) and Lessor shall select its panel member meeting the criteria of the above paragraph (the “Lessor Panel Member”). If a Party fails to timely select its respective panel member, the other Party may notify such Party in writing of such failure, and if such Party fails to select its respective panel member within three (3) Business Days from such notice, then the other Party may select such panel member on such Party’s behalf. Within five (5) Business Days after the selection of the Lessor Panel Member and the Lessee Panel Member, the Lessee Panel Member and the Lessor Panel Member shall jointly select a third panel member meeting the criteria of the above paragraph (the “Third Panel Member”). If the Lessor Panel Member and the Lessee Panel Member fail to timely select the Third Panel Member and such failure continues for more than three (3) Business Days after written notice of such failure is delivered to the Lessor Panel Member and Lessee Panel Member by either Lessor or Lessee, either Lessor or Lessee may request the managing officer of the American Arbitration Association to appoint the Third Panel Member.

(b) Within ten (10) Business Days after the selection of the Arbitration Panel, each Party shall submit to the Arbitration Panel a written statement identifying its summary of the issues and claims, including, if applicable, its calculation of Rent. Any Party may also request an evidentiary hearing on the merits in addition to the submission of written statements. The Arbitration Panel shall make its decision within twenty (20) days after the later of (i) submission of such written statements of particulars and (ii) the conclusion of any evidentiary hearing on the merits, and shall take into consideration the relative risks and rewards undertaken and capital invested by each Party and shall use the Comparable Rate of Return concept described in Section 3.2(a) of the McAllen Lease in determining any Rent disputes. The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to the Parties.

(c) The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in Dallas, Texas.

(d) The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and subject to the Texas General Arbitration Act to the extent such act is applicable hereto.

(e) In the case of an arbitration proceeding involving a determination of Rent, until Rent has been finally determined, Lessee shall pay Rent based upon prevailing rates therefor, and an appropriate refund shall be made to or additional Rent shall be paid by Lessee within ten (10) days after a final determination is made.

(f) The Parties shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting the arbitration.

13.8. Notices. All notices or other communications required or permitted by this Agreement, including payments to Lessor, shall be in writing and shall be served personally or by reputable express courier service or by facsimile transmission addressed to the relevant parties at the address stated below or at any other address notified by that Party to the other as its

STANTON TRANSMISSION LOOP LEASE AGREEMENT

address for service. Any notice so given personally shall be deemed to have been served on delivery, any notice so given by express courier service shall be deemed to have been served the next Business Day after the same shall have been delivered to the relevant courier, and any notice so given by facsimile transmission shall be deemed to have been served on dispatch. As proof of such service it shall be sufficient to produce a receipt showing personal service, the receipt of a reputable courier company showing the correct address of the addressee or an activity report of the sender’s facsimile machine showing the correct facsimile number of the parties on whom notice is served and the correct number of pages transmitted. All communications, other than routine correspondence in the ordinary course of business, between the Parties pursuant to this Agreement shall be sent by the same method of communication by the Party sending the communication. The Parties’ addresses for service are:

If to Lessor:

SDTS FERC, L.L.C.

1807 Ross Avenue, 4th Floor

Dallas, Texas 75201

Attention: Chief Executive Officer and General Counsel

If to Lessee:

SU FERC, L.L.C.

1807 Ross Avenue, 4th Floor

Dallas, Texas 75201

Attention: Hunter Hunt

With a copy to:

General Counsel

Fax: (214) 855-6965

Any Party may change its address for purposes of this paragraph by giving written notice of such change to the other parties in the manner provided in this paragraph.

13.9. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between Lessor and Lessee respecting its subject matter, and supersedes any and all oral or written agreements. Any agreement, understanding or representation respecting the Stanton Transmission Loop Assets, or any other matter referenced herein not expressly set forth in this Agreement or a subsequent writing signed by both Parties is null and void. This Agreement shall not be modified or amended except in a writing signed by both Parties. No purported modifications or amendments, including without limitation any oral agreement (even if supported by new consideration), course of conduct or absence of a response to a unilateral communication, shall be binding on either Party.

13.10. Legal Matters. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to its conflicts of law principles. The parties agree that any rule of construction to the effect that ambiguities are to be resolved in favor of either Party shall not be employed in the interpretation of this Agreement and is hereby waived.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

13.11. Partial Invalidity. Should any provision of this Agreement be held, in a final and unappealable decision by a court of competent jurisdiction, to be either invalid, void or unenforceable, the remaining provisions hereof shall remain in full force and effect, unimpaired by the holding.

13.12. Recording. Lessee shall not record this Agreement without the prior written consent of the Lessor. Lessee may record at its expense a memorandum of this Agreement in form and substance reasonably approved by Lessor.

13.13. Intention of Parties; True Lease. The Parties hereby declare that their relationship in and to the Stanton Transmission Loop Assets is and will be that of lessor and lessee, expressly subject to the terms, conditions, limitations and requirements set forth in this Agreement. Nothing contained in this Agreement will be deemed to constitute the Parties as partners or joint venturers or as principal and agent. The Parties intend for this Agreement to constitute a true lease with respect to the Stanton Transmission Loop Assets for US Federal, state and local income tax purposes, and each Party shall treat the Agreement as a true lease with respect to the Stanton Transmission Loop Assets for federal income tax reporting purposes.

The Parties acknowledge that Lessor is owned, directly or indirectly, in whole or in part by an entity intending to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and the Parties agree to negotiate in good faith any modification or amendment to this Agreement requested by Lessor to facilitate such qualification; provided that Lessee shall not be obligated to agree to any such modification or amendment if such modification or amendment would materially adversely affect Lessee or would be in conflict with Applicable Law or any regulations or orders of any Regulatory Authority.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

STANTON TRANSMISSION LOOP LEASE AGREEMENT

IN WITNESS WHEREOF, Lessor and Lessee, acting through their duly authorized representatives, have executed this Agreement with the intent that it be effective as of the Effective Date, and certify that they have read, understand and agree to the terms and conditions of this Agreement.

LESSOR:

SDTS FERC, L.L.C.

By:	/s/ Brant Meleski
Name:	Brant Meleski
Title:	Senior Vice President and
Chief Financial Officer

LESSEE:

SU FERC, L.L.C.

By:	/s/ Mark Caskey
Name:	Mark Caskey
Title:	President

Signature Page to Stanton Transmission Loop Lease Agreement

APPENDIX A

DEFINITIONS

“2009 Note Purchase Agreement” has the meaning set forth in Section 4.13.

“2010 Note Purchase Agreement” has the meaning set forth in Section 4.13.

“Additional Rent” has the meaning set forth in Section 3.2.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Laws” means all laws, ordinances, statutes, orders and regulations of any federal, state, or local government, regulatory or administrative authority, any agency or commission thereof, or any court or tribunal, including without limitation all requirements of the Regulatory Authorities.

“Arbitration Panel” has the meaning set forth in Section 13.7.

“Base Rent” has the meaning set forth in Section 3.1(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which federal agencies are authorized or required by law to close.

“Capital Expenditures” means expenditures that are or are expected to be capitalized under GAAP.

“CCN” means a Certificate of Convenience and Necessity or amendment thereto issued by the PUCT.

“Change in Control” means Hunt Family Members cease to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of Sharyland, whether through the ability to exercise voting power, by contract or otherwise.

“Claims” has the meaning set forth in Section 12.1.

“Consolidated Net Plant” means, with respect to any Person, as of the date of determination, the net plant set forth on the face of the consolidated balance sheet of such Person or absent such amount on the consolidated balance sheet, the total plant of such Person on a consolidated basis minus accumulated depreciation as set forth in the footnotes of the consolidated financial statements, in each case, for the fiscal quarter ended on the date of the last financial statements delivered pursuant to Section 7.1 of the Credit Agreement.

“Consolidated Qualified Lessee” means any Qualified Lessee that is consolidated into the financial statements of another Qualified Lessee.

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Appendix A – Page 1

“Credit Agreement” has the meaning set forth in Section 4.13.

“CREZ Lease” means the Second Amended and Restated Lease Agreement (CREZ Assets) between Sharyland Projects, L.L.C. and Sharyland effective as of the Effective Date, as the same may be amended from time to time.

“Debt Agreements” has the meaning set forth in Section 4.13.

“Defaulting Party” has the meaning set forth in Section 9.3.

“Disclosing Party” has the meaning set forth in Section 13.3.

“Effective Date” has the meaning set forth in the Preamble.

“Entity” means any general partnership, limited partnership, proprietorship, corporation, joint venture, joint stock company, limited liability company, limited liability partnership, business trust, estate, governmental entity, cooperative, association or other foreign or domestic enterprise.

“Environmental Law” means any and all Legal Requirements regulating, relating to or imposing liability or standards of conduct concerning protection of natural resources or the environment, or environmental impacts on human health as now or may at any time hereafter be in effect.

“ERCOT” means the Electric Reliability Council of Texas, or its successors.

“ERCOT Transmission Lease” means the Lease Agreement (ERCOT Transmission Assets) between SDTS and Sharyland effective as of the Effective Date, as the same may be amended from time to time.

“Event of Default” means an event described in Section 9.1 or Section 9.2.

“Extended Period Rent” means Rent that applies during any extended period of operatorship beyond the Term, which will be negotiated using the Comparable Rate of Return methodology set forth in Article III of the McAllen Lease.

“FERC” means the Federal Energy Regulatory Commission, or its successors.

“FERC Lease Agreement” has the meaning set forth in the Recitals.

“Footprint Project” means a business, project or assets relating primarily to the transmission and/or distribution of electricity that are (i) (A) located in the distribution service territory of the Stanton Transmission Loop Assets or (B) transmission assets that are added to an existing transmission substation that comprises a part of the Stanton Transmission Loop Assets or hang from transmission towers that comprise a part of the Stanton Transmission Loop Assets and (ii) funded by expenditures that are or are expected to be capitalized under GAAP and that are within the items described in Section 1.1(b)(i)-(v) (specifically excluding Section 1.1(b)(vi)).

STANTON TRANSMISSION LOOP LEASE AGREEMENT

Appendix A – Page 2

“Force Majeure Event” means, except to the extent resulting from the action or inaction of Lessee or within the control of Lessee, fire, earthquake, hurricane, flood, or other casualty or accident; strikes or labor disputes; war, civil strife or other violence; any law, order, proclamation, regulation, ordinance, action, demand or requirement of any government agency or utility; or any other act or condition beyond the reasonable control of Lessee.

“GAAP” means generally accepted accounting principles in effect in the United States of America.

“Good Utility Practice” shall be as defined from time to time by PUCT and, as of the date hereof, means any of the practices, methods, and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods, and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good utility practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather is intended to include acceptable practices, methods, and acts generally accepted in the region.

“Hazardous Materials” means (A) any substance which is listed, defined, designated or classified under any Applicable Law as a (i) hazardous material, substance, constituent or waste, (ii) toxic material, substance, constituent or waste, (iii) radioactive material, substance, constituent or waste, (iv) dangerous material, substance, constituent or waste, (v) pollutant, (vi) contaminant, or (vii) special waste; (B) any material, substance, constituent or waste regulated under any Applicable Laws; or (C) petroleum, petroleum products, radioactive matters, polychlorinated biphenyl, pesticides, asbestos or asbestos-containing materials.

“Hunt Family Members” means (i) Ray L. Hunt; (ii) the spouse of Ray L. Hunt and each of his children and siblings; (iii) the spouse and lineal descendants of any Person identified in the foregoing clause (ii); (iv) any trust or account primarily for the benefit of any Person or Persons identified in the foregoing clauses (i), (ii) or (iii); (v) any corporation, partnership or other Entity in which any of the Persons identified in the foregoing clauses (i), (ii), (iii) or (iv) are the beneficial owners of substantially all of the shares of capital stock, membership interests, partnership interests or other equity interests and options or warrants to acquire, or securities convertible into, capital stock, membership interests, partnership interests or other equity securities of an Entity; and (vi) the personal representative or guardian of any of the Persons identified in the foregoing clauses (i), (ii) and (iii) upon such Person’s death for purposes of the administration of such Person’s estate or upon such Person’s disability or incompetency for purposes of the protection and management of the assets of such Person.

“Indebtedness” with respect to any Person means, at any time, without duplication (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c)(i) all liabilities appearing on its balance sheet

STANTON TRANSMISSION LOOP LEASE AGREEMENT

Appendix A – Page 3

prepared in accordance with GAAP in respect of capital leases; and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as capital leases; provided, however, that for purposes of this definition (including with respect to clauses (i) and (ii) hereof), (x) this Agreement and any similar lease between Lessor (or any subsidiary) and Lessee and (y) any lease between Lessee and any of its wholly-owned subsidiaries shall not be treated as a capital lease; (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all of its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money), provided, however, that for purposes of this definition, any surety bonds or indemnification agreements entered into by Lessee (with respect to which Lessee or a subsidiary has a reimbursement or backstop obligation) in connection with condemnation proceedings shall be excluded; (f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and (g) any guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof. Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Indemnified Party” has the meaning set forth in Section 12.1.

“Indemnifying Party” has the meaning set forth in Section 12.1.

“Initial Term” has the meaning set forth in Section 2.1.

“Lease” or “Leases” means (i) this Agreement, the McAllen Lease, the Stanton/Brady/Celeste Lease, the CREZ Lease and the ERCOT Transmission Lease and any other leases of transmission and distribution and related assets to a Qualified Lessee under which Lessor or any subsidiary of Lessor is a party as a lessor, and (ii) any lease of transmission and distribution and related assets pursuant to which Lessee is the lessee and a subsidiary of Lessee or another Person controlled by one or more Hunt Family Members is the lessor; provided, no such lease will qualify as a “Lease” hereunder if each of the three following criteria apply: (x) Lessee is the lessee, (y) cash rental payments have become due and payable pursuant thereto and (z) none of Lessor, a subsidiary of Lessor or a subsidiary of Lessee is the lessor.

“Lease Year” means each calendar year during the Term of this Agreement.

“Leased Consolidated Net Plant” means that portion of the Consolidated Net Plant of the lessor of a Lease between such lessor and a Qualified Lessee that is the subject of such Lease.

“Legal Requirements” means, as to any Person, the certificate of incorporation and by-laws, limited liability company agreement, partnership agreement or other organizational or governing documents of such Person, any law (including common law), statute, code, treaty, rule, regulation, ordinance including any government rule or determination of an arbitrator a court or other government authority, or any requirement under a Permit, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

Appendix A – Page 4

“Lessee” has the meaning set forth in the Preamble.

“Lessee Panel Member” has the meaning set forth in Section 13.7(a).

“Lessee Taxes” has the meaning set forth in Section 4.3.

“Lessor” has the meaning set forth in the Preamble.

“Lessor Panel Member” has the meaning set forth in Section 13.7(a).

“Lessor Taxes” has the meaning set forth in Section 4.3.

“Liens” has the meaning set forth in Section 5.2.

“McAllen Lease” means the Third Amended and Restated Master System Lease Agreement (McAllen System) between SDTS and Sharyland effective as of the Effective Date, as the same may be amended from time to time.

“Monetary Default” means the failure to pay when due any amounts payable under this Agreement.

“NERC” means North American Electric Reliability Corporation, or its successors.

“Non-Defaulting Party” has the meaning set forth in Section 9.3.

“Non-Monetary Default” means an Event of Default other than a Monetary Default.

“Non-Recourse Debt” means Indebtedness of a subsidiary of Lessee that, if secured, is secured solely by a pledge of collateral owned by such subsidiary and the equity interests in such subsidiary, and for which no Person other than such subsidiary is personally liable.

“Nonseverable Footprint Projects” means those Footprint Projects that cannot be readily removed from the Stanton Transmission Loop Assets without causing diminution in value to the Stanton Transmission Loop Assets.

“Note Purchase Agreements” has the meaning set forth in Section 4.13.

“Notice of Default” means written notice of the Event of Default.

“Overdue Rate” means a rate equal to ten percent (10%) per annum or the maximum rate allowed by law, whichever is lesser.

“Party” or “Parties” has the meaning set forth in the Preamble.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

Appendix A – Page 5

“Permitted Liens” means

(i)	The Liens granted by the Lessor to any lender or trustee for any lender which finances the Lessor’s interest in the Stanton Transmission Loop Assets;

(ii)	Liens imposed by any Governmental Authority for any tax, assessment or other charge relating to Stanton Transmission Loop Assets to the extent not yet past due or being contested in good faith and by appropriate proceedings;

(iii)	mechanics’, warehousemen’s, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business and (i) which do not in the aggregate materially detract from the value of property or assets subject to such Liens or materially impair the continued use thereof in the operation of the Stanton Transmission Loop Assets or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Liens and for which cash reserves consistent with GAAP have been established on the books of Lessee or Lessor, or other Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(iv)	Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves consistent with GAAP have been established on the books of Lessee or Lessor, bonds or other security acceptable to the Lessor in its reasonable discretion have been provided or are fully covered by insurance;

(v)	zoning, entitlement, restriction, and other land use and environmental regulations by governmental authorities and encroachments, easements, rights of way, covenants, restrictions or agreements which do not materially interfere with the continued use of any asset as currently used in the conduct of the business of the Lessee;

(vi)	any encumbrances set forth in any franchise or governing ordinance under which any portion of the business of the Lessee is conducted and which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the operation of the Stanton Transmission Loop Assets; and

(vii)	all rights of condemnation, eminent domain, or other similar right of any person.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

Appendix A – Page 6

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, government authority or other entity whether acting in an individual, fiduciary or other capacity.

“Personal Property” means all assets, or rights therein, related to or used in connection with the Stanton Transmission Loop Assets, other than assets of the type and nature described in Section 1.1(b)(i)-(v).

“Policies and Procedures” has the meaning set forth in Section 13.6(b).

“PUCT” means the Public Utility Commission of Texas or its successors.

“Qualified Lessee” means Lessee and/or any other utility that is (x) approved or authorized by the applicable public utility commission or similar regulatory authority to operate and/or lease the transmission and/or distribution assets of Lessor or any subsidiary and (y) a party to a then-effective lease agreement with Lessor or a subsidiary thereof pursuant to which such utility leases and operates such entity’s transmission and/or distribution assets

“Receiving Party” has the meaning set forth in Section 13.3.

“REIT” has the meaning set forth in the Recitals.

“REIT IPO” has the meaning set forth in the Recitals.

“Regulatory Authority” means the PUCT, ERCOT, SPP, TRE, NERC and any other governmental agency with jurisdiction over Lessee, Lessor or the Stanton Transmission Loop Assets.

“Related Person” has the meaning set forth in Section 12.1.

“Renewal Term” has the meaning set forth in Section 2.1.

“Rent” means the sum of Base Rent, Additional Rent and Extended Period Rent.

“Repairs” means all replacements, repairs or remedial activity undertaken directly on a then-existing portion of the Stanton Transmission Loop Assets that are not Footprint Projects and that are expensed and not capitalized under GAAP.

“SDTS” means Sharyland Distribution & Transmission Services, L.L.C., which is the sole member of Lessor.

“Severable Footprint Projects” means any Footprint Projects that can be readily removed from the Stanton Transmission Loop Assets without causing diminution in value to the Stanton Transmission Loop Assets.

“Sharyland” means Sharyland Utilities, L.P., which is the sole member of Lessee.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

Appendix A – Page 7

“SPP” means the Southwest Power Pool.

“Stanton/Brady/Celeste Lease” means the Second Amended and Restated Lease Agreement (Stanton/Brady/Celeste Assets) between SDTS and Sharyland effective as of the Effective Date, as the same may be amended from time to time.

“Stanton Service Territory” means the area around Stanton, Texas in which Lessee as a regulated utility is required to supply electric service to its customers.

“Stanton Transmission Loop Assets” has the meaning defined in the Recitals and Section 1.1(a).

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions of any of the foregoing (including, without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including a lease that may be terminated by the lessee at any time) of any property by a Person (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any lease under which such Person is the lessor.

“Term” has the meaning set forth in Section 2.1.

“Third Panel Member” has the meaning set forth in Section 13.7(a).

“TRE” means the Texas Reliability Entity, or its successor entity.

“TRS” means taxable REIT subsidiary.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

Appendix A – Page 8

“Undisputed Rent” means the greater of (i) the undisputed amount of Rent the Parties agree is due and payable and (ii) during the term of the Debt Agreements, the amount necessary, when taken together with Rent payments made by Lessee to Lessor under other leases between the Parties, required for Lessor to comply with the covenants set forth in Section 9.08 of the 2009 Note Purchase Agreement, Section 9.8 of the 2010 Note Purchase Agreement and Section 7.10 of the Credit Agreement.

STANTON TRANSMISSION LOOP LEASE AGREEMENT

Appendix A – Page 9

EXHIBIT A

Stanton Transmission Loop Assets Area

STANTON TRANSMISSION LOOP LEASE AGREEMENT

Exhibit A – Page 1

STANTON TRANSMISSION LOOP LEASE AGREEMENT

Exhibit A – Page 2

STANTON TRANSMISSION LOOP LEASE AGREEMENT

Exhibit A – Page 3

EXHIBIT B

SUBORDINATED DEBT TERMS

Reference is made to that certain Second Amended and Restated Collateral Agency Agreement (as amended, restated, supplemented or otherwise modified, the “Collateral Agency Agreement”), to be entered into by and among The Bank of New York Mellon Trust Company, N.A., as collateral agent (together with its successors and assigns, the “Collateral Agent”), Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (the “Company”), and the holders of the Permitted Secured Indebtedness (as defined therein) from time to time party thereto.

Section 1. Definitions and Rules of Interpretation. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Collateral Agency Agreement. The rules of interpretation set forth in Schedule A of the Collateral Agency Agreement shall apply to this Exhibit B as if fully set forth herein. In addition, the following terms shall have the following meanings:

1.1	“Entitled Party” shall mean the Company unless the Collateral Agent or the Company has given notice to the Subordinated Lender that the Collateral Agent has, on behalf of the Secured Parties and pursuant to the Collateral Agency Agreement or related documents, properly exercised its remedies to foreclose on the Company’s interest in any System Lease and receive payments pursuant to any System Lease directly from Sharyland, in which case the Entitled Party shall mean the Collateral Agent, acting for the benefit of the Secured Parties.

1.2	“Governmental Authority” shall mean

(a)	the government of:

(i)	The United States of America or any State or other political subdivision thereof, or

(ii)	any other jurisdictions in which the Company conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, or

(b)	any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of, or pertaining to, any such government, or

(c)	the Electric Reliability Council of Texas or any successor thereto (“ERCOT”), or

(d)	the Texas Regional Entity.

1.3	“Insolvency Event” means the occurrence of any of the following:

(a)	Sharyland (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the

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filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes a corporate action for the purpose of any of the foregoing; or

(b)	a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by Sharyland, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Sharyland or any such petition shall be filed against Sharyland and such petition shall not be dismissed within 60 days.

1.4	“Reorganization Securities” shall mean any debt or equity securities issued on account of all or any portion of the Subordinated Indebtedness in connection with an Insolvency Event that are in each case subordinated in liquidation to the Obligations (or any debt or equity securities issued on account of any Obligations) to at least the same extent that the Subordinated Indebtedness are subordinated to the Obligations hereunder.

1.5	“Sharyland” shall mean SU FERC, L.L.C.

1.6	“Subordinated Indebtedness” shall mean, with respect to Sharyland, Indebtedness (as defined under the applicable Financing Agreement or such other similar term) that is incurred in accordance with the terms of such Financing Agreement and is required to be subordinated to the applicable Obligations.

1.7	“Subordinated Lenders” shall mean each and every Person to whom any of the Subordinated Indebtedness are owed.

1.8	“Subordinated Loan Documents” shall mean all documentation evidencing the Subordinated Indebtedness.

1.9	“System Leases” shall mean any and all leases of transmission and distribution and related assets pursuant to which Sharyland is the lessee and the Company or any Subsidiary of the Company is a party as a lessor, and supplements thereto, each as amended, restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof.

1.10	“System Lease Obligations” shall mean any and all Rent or other similar term (as such term is defined in the System Leases) then due and payable under the System Leases.

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1.11	“Texas Regional Entity” shall mean the division of ERCOT authorized to develop, monitor, assess and enforce compliance with NERC Reliability Standards within geographic boundaries of ERCOT and any successor thereto.

Section 2. Subordination of Subordinated Indebtedness. Until the indefeasible payment in full in cash of all the Obligations and the termination of any commitments to lend under any Permitted Secured Indebtedness, the Subordinated Lenders and Sharyland hereby agree that (i) all Subordinated Indebtedness is and shall be subordinated in right of liquidation in relation to all System Lease Obligations to the extent and in the manner hereinafter set forth, (ii) upon the occurrence and during the continuance of any default or event of default under any System Lease (or if after giving effect to a proposed distribution in respect of any part of the Subordinated Indebtedness, a default or event of default under any System Lease will exist), no payments or other distributions whatsoever in respect of any part of the Subordinated Indebtedness shall be made, (iii) upon the occurrence and during the continuance of an Insolvency Event, no payments or other distributions whatsoever in respect of any part of the Subordinated Indebtedness shall be made nor shall any property or assets of Sharyland be applied to the purchase or other acquisition or retirement of any part of the Subordinated Indebtedness, and (iv) upon the occurrence and during the continuance of an Insolvency Event, the Subordinated Lenders shall not accept any payment by or on behalf of Sharyland on account of the principal of, premium or interest on, or any other amount in respect of, the Subordinated Indebtedness other than the payment of indemnity obligations and reasonable out of pocket costs and expenses (including reasonable attorney’s fees) in each case as and when due and payable in accordance with the terms of the Subordinated Debt Documents.

Section 3. Liquidation, Dissolution, Bankruptcy. Until the indefeasible payment in full in cash of all the Obligations and the termination of any commitments to lend under any Permitted Secured Indebtedness, and without limitation to the rights of the Secured Parties under the terms of the Financing Agreements or the rights of Company under the System Leases:

3.1	upon the occurrence and during the continuance of any Insolvency Event:

3.1.1	the System Lease Obligations then due and payable shall first be irrevocably and indefeasibly paid in full to the Entitled Party before any of the Subordinated Lenders shall be entitled to receive any payment (other than Reorganization Securities) on account of the Subordinated Indebtedness whether in cash, securities or other assets (other than Reorganization Securities);

3.1.2	any payment or distribution of assets of Sharyland of any kind or character in respect of the Subordinated Indebtedness to which any of the Subordinated Lenders would be entitled if the Subordinated Indebtedness were not subordinated pursuant to the terms hereof shall be made by the trustee, liquidator or agent or other Person making such payment or distribution, directly to the Entitled Party until the System Lease Obligations then due and payable are paid in full and each of the Subordinated Lenders and, unless the Company is the Entitled Party, Sharyland irrevocably authorizes and empowers the Entitled Party to receive and collect on its behalf any and all such payments or distributions; and

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3.1.3	the Subordinated Lenders agree not to, directly or indirectly, initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity or priority of the System Lease Obligations then due and payable.

Section 4. Incorrect Payments. If, for any reason whatsoever and whether pursuant to an Insolvency Event or otherwise, Sharyland shall make or any of the Subordinated Lenders shall receive any payment or distribution of any kind or character, whether in cash, securities or other property (other than Reorganization Securities), on account or in respect of the Subordinated Indebtedness in contravention of any of the terms set forth herein, such Subordinated Lender shall hold any such payment or distribution in trust for the benefit of the Secured Parties, promptly notify the Entitled Party of the receipt of such payment or distribution and promptly pay over or deliver such distribution or payment to the Entitled Party or to any other Person nominated by the Entitled Party, to hold for the account of the Secured Parties.

Section 5. Non-Impairment. To the fullest extent permitted by applicable Law, no change of law or circumstances shall release or diminish any of the Subordinated Lender’s obligations, liabilities, agreements or duties hereunder, or affect the provisions set forth herein in any way.

Section 6. Benefit of Subordination Provisions. These subordination provisions are intended solely to define the relative rights of the Secured Parties, the Collateral Agent, the Company, the Subordinated Lenders, and their respective successors and permitted assigns.

Section 7. Termination and Reinstatement. Notwithstanding anything to the contrary contained herein, the Subordinated Indebtedness shall no longer be subordinated in right of liquidation pursuant to the terms contained herein otherwise at such time as the Secured Parties no longer have a lien on or security interest in the System Lease Obligations. If any payment to any of the Entitled Party, the Company, the Collateral Agent or the Secured Parties by Sharyland or any other Person in respect of any of the System Lease Obligations is held to constitute a preference or a voidable transfer under applicable Law, or if for any other reason any such party is required to refund such payment to Sharyland or to such Person or to pay the amount thereof to any other Person, each Subordinated Lender agrees and acknowledges that the provisions set forth herein shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.

Section 8. Restrictions on Transfers. None of the Subordinated Lenders may transfer (by sale, novation or otherwise) any of its rights or obligations under the Subordinated Indebtedness unless the transferee of such interest first agrees in writing to be bound by the terms of this Exhibit C applicable to the transferor of such interest and executes an instrument to that effect.

Section 9. Exercise of Powers.

9.1	After the occurrence and during the continuance of an Insolvency Event, the Entitled Party shall be entitled to exercise its rights and powers under these subordination provisions in such a manner and at such times as the Entitled Party in its absolute discretion may determine.

9.2.	The Subordinated Lenders alone shall be responsible for their contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by them.

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EXHIBIT C

INSURANCE

Subject to Section 6.2(b) of this Agreement, during the term of the Note Purchase Agreements, the Credit Agreement or until otherwise agreed by Lessee and Lessor, Lessee shall comply with the insurance requirements set forth in this Exhibit C. Capitalized terms used herein but not otherwise defined in this Agreement have the meanings assigned to such terms in the Note Purchase Agreements or the Credit Agreement, as applicable.

A.	Coverages.

Property Insurance (Operational):

Cover:	All assets comprising the Stanton Transmission Loop Assets against “all risks” of physical loss or damage (including but not limited to machinery breakdown, earthquake, flood, windstorm and terrorism)

Principal Exclusions:	War and civil war

Nuclear risks

Theft and mysterious disappearance revealed in the course of inventory undertaking

The cost of making good wear and tear, gradual deterioration, etc., but not the consequential damage

Consequential loss not otherwise excluded

Fraud and misrepresentation

Sum Insured:	Full replacement cost subject to the following sublimits.

Sublimits:	Earthquake – full replacement cost Flood – full replacement cost Windstorm – full replacement cost

Deductible:	$250,000 per loss or occurrence, except $250,000 earthquake and flood and $250,000 windstorm

Insured:	Lessee Lessor

Additional Insured:	The Prudential Insurance Company of America, as Purchaser
Prudential Retirement Insurance and Annuity Company, as Purchaser

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Royal Bank of Canada, as Lender The Bank of New York Mellon Trust Company, N. A., as Collateral Agent The Secured Parties to the Note Purchase Agreement The Secured Parties to the Credit Agreement

Mortgagee:	Bank of New York Mellon Trust Company, N.A. as Collateral Agent for the benefit of the Secured Parties

Loss Payee:	The Bank of New York Mellon Trust Company, N.A. as Collateral Agent, as first loss payee

Conditions:	30 days’ notice of cancellation or non-renewal except 10 days for non-payment of premium

Acceptable loss payable clause

Non-vitiation wording in favor of the Collateral Agent and the Secured Parties

Waiver of subrogation in favor of the additional insureds

General Liability Insurance:

Cover:	Lessee against any liability arising out of claims for personal injury and property damage.

Sum Insured:	$1,000,000 per occurrence up to a minimum of $2,000,000 aggregate limit (except that the fire damage legal liability coverage may be limited to $100,000 per fire and the medical expense coverage may be limited to $5,000 for any one injured person).

Insured:	Lessee Lessor

Additional Insured:	The Prudential Insurance Company of America, as Purchaser Prudential Retirement Insurance and Annuity Company, as Purchaser The Bank of New York Mellon Trust Company, N. A., as Collateral Agent Royal Bank of Canada, as Lender The Secured Parties

Conditions:	Occurrence policy wording or Aegis claims-first-made policy form Worldwide territory

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Automobile Liability Insurance:

Cover:	Lessee for liability arising out of claims for personal injury (including bodily injury and death) and property damage covering all owned (if any), leased, non-owned and hired vehicles of Lessee, including loading and unloading.

Sum Insured:	$1,000,000 each accident.

Deductible:	$1,000 each accident.

Insured:	Lessee Lessor

Additional Insured:	The Prudential Insurance Company of America, as Purchaser Prudential Retirement Insurance and Annuity Company, as Purchaser The Bank of New York Mellon Trust Company, N. A., as Collateral Agent Royal Bank of Canada, as Lender The Secured Parties

Workers’ Compensation and Employer’s Liability Insurance:

Cover:	Lessee will maintain workers’ compensation insurance as required by applicable state laws and employer’s liability insurance insuring Lessee for liability arising out of injury to or death of employees.

Sum Insured:	$1,000,000 each accident.

Insured:	Lessee Lessor

Excess or Umbrella Insurance:

Cover:	Insurance covering claims in excess of the underlying insurance described in the foregoing.

Sum Insured:	$25,000,000 each occurrence and in the aggregate

Deductible:	$1,000,000 any one occurrence or amount of underlying insurance.

Insured:	Lessee Lessor

Additional Insured:	The Prudential Insurance Company of America, as Purchaser Prudential Retirement Insurance and Annuity Company, as Purchaser The Bank of New York Mellon Trust Company, N. A., as Collateral Agent Royal Bank of Canada, as Lender The Secured Parties

Conditions:	Following form

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B.	Company Conditions and Requirements.

1. Loss Notification. Lessee shall promptly notify Lessor of any single loss or event likely to give rise to a claim against an insurer for an amount in excess of $1,000,000 covered by any insurance policies required by this Exhibit C.

2. Payment of Loss Proceeds. The Collateral Agent, on behalf of the Secured Parties, shall be named as the first loss payee in applicable insurance policies (pursuant to a standard lender’s loss payable endorsement equivalent to a CP 1218).

3. Compliance With Policy Requirements. Lessee shall not violate or permit to be violated any of the conditions, provisions or requirements of any insurance policy required by this Exhibit C, and Lessee shall perform, satisfy and comply with, or cause to be performed, satisfied and complied with, all conditions, provisions and requirements of all insurance policies.

4. Waiver of Subrogation. Lessee hereby waives any and every claim for recovery from the Secured Parties for any and all loss or damage covered by any of the insurance policies to be maintained under this Agreement to the extent that such loss or damage is recovered under any such policy. If the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other Person), Lessee shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by Lessee to, or to otherwise contain one or more provisions that prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

5. Notices. Lessee will advise Lessor in writing promptly of (i) any material changes in the coverage or limits provided under any policy required by Section 6.2 of this Agreement and this Exhibit C and (ii) any default in the payment of any premium and of any other act or omission on the part of Lessee which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by Lessee pursuant to this Exhibit C.

C.	Insurance Policy Conditions and Requirements.

1. Permitted Insurers. Lessee shall obtain the insurance required by this Exhibit C from responsible insurance companies authorized to do business in Texas (if required by law or regulation) with an A.M. Best Insurance Reports rating of A-, 8 or better.

2. Control of Loss. If commercially feasible all policies of insurance required to be maintained pursuant to this Exhibit C, wherein more than one insurer provides the coverage on any single policy, shall have a clause (or a separate agreement among the insurers) wherein all insurers have agreed that the lead insurer shall have full settlement authority on behalf of the other insurers.

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3. Loss Survey. All policies of insurance required to be maintained pursuant to this Exhibit C, wherein more than one insurer provides the coverage on any single policy, shall have a clause (or a separate agreement among the insurers) wherein all insurers have agreed upon the employment of a single firm to survey and investigate all losses on behalf of the insurers.

4. Policy Cancellation and Change. All policies of insurance required to be maintained pursuant to this Exhibit C shall be endorsed so that if at any time they are canceled, or their coverage is reduced (by any party including the insured) so as to affect the interests of the Collateral Agent, the Holders and any other Secured Party, such cancellation or reduction shall not be effective as to the Secured Parties for thirty (30) days, except for non-payment of premium which shall be for ten (10) days, after receipt by the Collateral Agent and the Secured Parties of written notice from such insurer of such cancellation or reduction.

5. Miscellaneous Policy Provisions. All insurance policies providing operational property damage, (i) shall name the Collateral Agent, on behalf of the Secured Parties, as the first loss payee, (ii) shall include a Lender’s loss payable clause in favor of the Collateral Agent, on behalf of the Secured Parties.

6. Separation of Interests. All policies (other than in respect to workers compensation insurance) shall insure the interests of the Secured Parties regardless of any breach or violation by Lessee or any other party of warranties, declarations or conditions contained in such policies, any action or inaction of Lessee or others, or any foreclosure relating to the Stanton Transmission Loop Assets.

7. Waiver of Subrogation. All policies of insurance required by this Exhibit C shall provide for waivers of subrogation in favor of the Secured Parties and their respective officers and employees.

8. Liability Insurance Endorsements. All policies of liability insurance required to be maintained by Lessee shall be endorsed as follows:

(i) To name the Secured Parties as additional insureds;

(ii) To provide a severability of interests and cross liability clause; and

(iii) That the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Lessee.

D. Acceptable Policy Terms and Conditions. All policies of insurance required to be maintained pursuant to this Exhibit C shall contain terms and conditions reasonably acceptable to Lessor.

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